EXHIBIT 12.1


                      Ratio of Earnings to Fixed Charges
                          (in Thousands of Dollars)

                                                                                  Partnerships Combined
                                                    ____________________________________________________________________________

                                                                                 Year Ended December 31,
                                                    _____________________________________________________________________________
                                                      1993              1994              1995             1996              1997
Earnings to Fixed Charges

Pre-tax income from continuing operations           (1,261)           (2,979)           26,857           9,924             36,673
Plus:
  Fixed charges
           Interest expense (debt and energy bank)  46,244            49,744            67,587          69,516             65,108
           Amorization of debt issuance costs        2,599             2,333             2,305           2,373              2,163
           1/3 Lease expense and equipment rental      138               149               108             122                126
                                                    _____________________________________________________________________________
                      Total fixed charges           48,981            52,226            70,000          72,011             67,397

Total earnings                                      47,720            49,247            96,857          81,935            104,070

Earnings to Fixed Charge Ratio                           _ (1)             _ (1)          1.38            1.14               1.54
                                                    =============================================================================


                                                                           ESI Tractebel Funding Corp.
                                                    ________________________________________________________________________________
                                                     December 31,      December 31,         December 31,             December 31,
                                                        1994               1995                 1996                     1997
                                                    ________________________________________________________________________________
Earnings to Fixed Charges

Pre-tax income from continuing operations
Plus:
  Fixed charges
           Interest expense (debt)                     4,305              51,084               49,404                   47,303
                                                    ________________________________________________________________________________
                      Total fixed charges              4,305              51,084               49,404                   47,303

Total earnings                                         4,305              51,084               49,404                   47,303
Earnings to Fixed Charge Ratio                          1.00                1.00                 1.00                     1.00
                                                    ================================================================================

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(1)  The Partnerships' earnings for 1993 and 1994 were inadequate to cover fixed charges. The coverage deficiencies during 1993 and 1994 are $1.261 million and $2.979 million, respectively.